Exhibit 99.1
Selected Financial Data
     The following selected financial data should be read in conjunction with the accompanying Management’s Discussion and Analysis in Exhibit 99.2 (Item 7 from 2008 Form 10-K) and Notes to the Consolidated Financial Statements in Exhibit 99.3 (Item 8 from 2008 Form 10-K) of this Report.

	2008	2007	2006	2005	2004
	(In millions, except per share amounts)
Operating Revenues	$9,329	$8,475	$8,157	$8,094	$6,419

Net Income (Loss) Attributable to DTE Energy Company
Income from continuing operations(1)	$526	$787	$389	$272	$265
Discontinued operations	20	184	43	268	166
Cumulative effect of accounting changes	—	—	1	(3)	—

Net Income Attributable to DTE Energy Company	$546	$971	$433	$537	$431

Diluted Earnings Per Common Share
Income from continuing operations	$3.22	$4.61	$2.18	$1.54	$1.52
Discontinued operations	.12	1.08	.24	1.52	.96
Cumulative effect of accounting changes	—	—	.01	(.01)	—

Diluted Earnings Per Common Share	$3.34	$5.69	$2.43	$3.05	$2.48

Financial Information
Dividends declared per share of common stock	$2.12	$2.12	$2.075	$2.06	$2.06
Total assets	$24,590	$23,742	$23,785	$23,335	$21,297
Long-term debt, including capital leases	$7,741	$6,971	$7,474	$7,080	$7,606
Shareholders’ equity	$5,995	$5,853	$5,849	$5,769	$5,548

(1)	2007 amounts include $580 million after-tax gain on the Antrim sale transaction and $210 million after-tax losses on hedge contracts associated with the Antrim sale. 2008 amounts include $81 million after-tax gain on the sale of a portion of the Barnett shale properties. See Note 3 of Notes to Consolidated Financial Statements in Exhibit 99.3 (Item 8 from 2008 Form 10-K) of this Report.

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